Exhibit 99.1

Integrated Information Systems Issues Letter to Shareholders

Tempe, AZ (January 9, 2003) Integrated Information Systems, Inc. ("IIS") (NASDAQ: IISCD) announced today that Jim Garvey, Chairman, Chief Executive Officer and President issued the following letter to shareholders:

As we start a new year, I want to personally take this opportunity to provide you with an update on the exciting developments at Integrated Information Systems, and our company's strategy for becoming the top Microsoft focused information technology services and consulting firm, serving the needs of middle market enterprises. I also feel an update on the state of our Turnaround Plan is appropriate. Our Turnaround Plan involves several key initiatives. The first step in our plan was to right-size the organization and eliminate the overhang existing from the heady over-expansion in 1999 and early 2000. In addition, I am happy to report our company reached a major milestone in October. IIS completed a comprehensive financial restructuring and financing event which removed many of the remaining obstacles impeding its ability to rebuild shareholder value. These crucial steps are the first of many to build the new IIS. The other important aspects of our Turnaround Plan include:

o The Continued Acquisition of Top Microsoft Partners: We are the only pure play public company executing on a strategy to consolidate the Microsoft Partner Channel. Carefully acquiring like-minded Microsoft Gold Certified Partners - the creme of the crop - is an excellent strategy, as it is perfectly aligned with the needs and direction of the largest software company in the world. Microsoft has spent a decade building a partner channel for services and consulting. While other large competitors of Microsoft, such as Sun Microsystems, Oracle, and IBM, have large services and consulting organizations (e.g., IBM generates nearly half of its revenue from services), Microsoft needs national partners to implement its increasingly complex enterprise level information technology solutions. Our plan of selectively combining top regional Microsoft partners into one "super partner" is working well in this consolidating marketplace. We closed two acquisitions last year, one triple Gold certified Microsoft partner in the Midwest and a double Gold certified partner in the Southwest. We expect to close one or two additional Microsoft partner acquisitions in the first quarter of 2003. In all, we have successfully completed six acquisitions in our consolidation plan; these added markets comprise more than 70% of our revenue and cost shareholders less than 260,000 shares of restricted stock, plus the assumption of some debt.

o Focus on Security and Information Infrastructure: We believe that the focus of business spending in the IT arena over the next 18 to 24 months will be on creating a secure infrastructure that is easy and inexpensive to extend and maintain. This heavy spending on security and infrastructure will be followed by the true integration of information systems in the value chain. A large percent of this integration in middle market enterprises will be implemented with Microsoft .NET technology. We are currently positioning ourselves through the acquisition plan to take advantage of the short-term spending plans of our customers and the long-term inter-organizational integration wave which we believe will bring double digit growth back into our business by the end of 2004. Other macro forces are in our favor. For example, government spending on IT security is set to dramatically increase and the new Homeland Security Department has a $38 billion budget, 5% of which is earmarked for IT services, software and hardware.

o Solution Focused Selling: We have developed many of our solution offerings around security, and those offerings are now generating sales opportunities in a tough environment. In the fourth quarter of 2002, historically the toughest quarter for closing business, we closed roughly twice the dollar

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      value of customer engagements over the new contract results of the third quarter. Our new "National Security Practice" marketing effort is proving highly effective at generating sales, building brand awareness and ensuring consistent quality throughout all IIS Divisions.

o Incentive Based Pay for our Consultants: In today's environment we need to fire on all cylinders. Everyone in the organization needs to focus on adding extra client value to drive more revenues and profits. As part of our plan, we have implemented an incentive-based pay plan for all of our consultants. This helps protect our gross margins as underutilized consultants will receive less compensation.

o Low G&A and Fixed Costs: In the third quarter of 2002, we announced a 72% reduction in G&A from the third quarter of 2001. We have continued to aggressively reduce fixed costs while keeping our structure as flexible as possible. For example, we expect that office rental expense will be reduced by 72% in the calendar year 2003 from 2002. Additionally, our tax loss carry-forward creates a potential tax benefit that should give us a 40% earnings and cash benefit for years to come. Thus, we are truly pursuing a business model where, long-term, we believe we can consistently deliver earnings to shareholders in a dynamic and changing environment.

I have reviewed the list of IIS shareholders in preparing to send this letter, and was gratified to see the names of many friends, family, customers, vendors, partners, and current and past employees of IIS among our 2,735 shareholders. As an investor, I know that the past several years have been challenging, especially for stockholders of technology companies. Because of the depressed market conditions, we recently effected a 1-for-5 reverse stock split, which will help us maintain our Nasdaq listing. We believe the Nasdaq listing is vital to create greater liquidity for shareholders and to increase the desirability of our stock for acquisitions and other corporate purposes. I wish to extend my sincere thanks to each of you who have stood by IIS through the stock market's difficulties and our company's specific challenges.

I am pleased to report that we have made tremendous strides in our Turnaround Plan and have successfully repositioned IIS as a much stronger player in the rebounding IT services field. Confirming our assessment of the market, a new report from the Aberdeen Group, a leading market analysis and positioning services firm, predicts growth in the United States' IT products and services sectors will increase 3.6% in 2003. Perhaps more significantly, the Investor's Business Daily recently ranked its "Computer Software Security" providers (e.g., Symantec Corp., Check Point Software Technologies, and Internet Security Systems, etc.) #1 among the 197 industry groups it tracks for six-month stock price performance. Systems integrators with a strong security focus, such as IIS, are sure to benefit from this continued spending surge in IT security. Increasing investor awareness of IIS' prominence in this field, therefore, is a key management goal.

I am asking for your continued support as we navigate through our Turnaround Plan. As a major shareholder in IIS, I will hold my position in the stock and increase my position as the insider trading regulations allow. Additionally, it is my personal goal to aggressively market our new "IIS Story" to the financial community. By the end of this year, our goals are to demonstrate several successful quarters of positive net income and to be recognized as one of Microsoft's top partners. I believe the achievement of these goals will increase retail investor awareness, growing both the interest and liquidity in our stock.

Every IIS shareholder is important. I welcome your input and would enjoy sharing our plans and strategies for our continued turn-around and capture of an exciting, growing market.

About IIS

Integrated Information Systems(TM) is a leading provider of secure integrated information solutions. IIS specializes in securely optimizing, enhancing and extending information applications and networks to


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serve employees, partners, customers and suppliers. Founded in 1988, IIS employs more than 150 professionals, with offices in Boston; Denver; Madison; Milwaukee; Phoenix; Portland, Oregon and Bangalore, India. Integrated Information Systems' common stock is traded on The Nasdaq SmallCap Market under IISCD.

For additional information on Integrated Information Systems please visit our web site at WWW.IIS.COM

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Cautionary Statement

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expect," "may," "anticipate," "intend," "would," "will," "plan," "believe," "estimate," "should," and similar expressions identify forward-looking statements. Forward-looking statements in this press release include statements concerning the company's ability to grow revenues, limit expenditures, increase margins, improve utilization of billable professionals, survive current market conditions and achieve profitability in future periods. These forward-looking statements involve a number of risks and uncertainties which could cause actual events to differ materially from those indicated by such forward-looking statements and cause the company's stock price to decline. Such factors include, without limitation, the ability to complete additional acquisitions, obtain financing, comply with all requirements for continued listing on The Nasdaq SmallCap Market, renegotiate, settle or enter into new facilities leases on favorable terms, the expected impact of, and the ability of the company to execute, its business plan and the introduction of new national service offerings, lower demand for the company's services, downward pricing pressure, the inability of customers to pay their invoices when due, the incurrence of unexpected costs, unfavorable outcome of litigation, expenses and liabilities incurred by IIS in recent and future transactions acquisitions of like-minded peer consulting practices, including debt service and the ability of the company to stay at the forefront of technological changes. Other factors identified in documents filed by IIS with the Securities and Exchange Commission and in other public statements, including those set forth under the caption "Factors That May Affect Future Results and Our Stock Price" in the company's Form 10-K for the year ended 12/31/01 and its Form 10-Q for the period ended 9/30/02, as well as future economic and other conditions both generally and in our specific geographic and vertical services markets, could negatively impact its results of operations and financial condition and cause actual results to vary from those expressed by the forward-looking statements in this press release.

Contacts:
Jim Garvey
Chairman, CEO and President
Integrated Information Systems, Inc.
(480) 317-8997


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